Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Lane Capital Corp. of our report dated May 17, 2018, relating to the financial statements of Oxford Lane Capital Corp., which appears in such Registration Statement. We also consent to the use of our report dated May 17, 2018 relating to the senior securities table, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 10, 2018